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                                                                      EXHIBIT 99

                          RURBAN FINANCIAL CORPORATION

                            MODERATOR: VALDA COLBART
                                  JULY 21, 2005
                                  2:00 P.M. CT

Operator: Good afternoon and welcome, ladies and gentlemen, to the Rurban
      Financial Corporation's second-quarter earnings conference call and Webcast.

      At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. We will open the conference up for questions and answers after the presentation.

      I will now turn the conference over to Valda Colbart, Investor Relations. Please go ahead.

Valda Colbart: Thank you. Good afternoon, everyone. I would like to remind you that this conference call is being broadcast over the Internet live and will also be archived and available at our website www.rurbanfinancial.net until August 11, 2005.

      Joining me on today's call are Ken Joyce, President and CEO; Jim Adams, our Chief Financial Officer and Executive Vice President; Rob Constien, Chairman, President and CEO of Reliance Financial Services, Hank Thiemann, President and CEO of RFCBC, Inc. We will be available to answer your questions following our brief opening remarks.

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      But before we get started, I'd like to make our usual Safe Harbor statement and remind everyone that comments made during this conference call regarding Rurban's anticipated future performance are forward-looking and therefore involve risks and uncertainties that could cause the results or developments to differ significantly from those indicated in these statements.

      These risks and uncertainties included but are not limited to risk and uncertainties inherent in general in local banking, insurance and mortgage conditions, competitive factors specific to the market in which the company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other factors set forth in the company's filings with the Securities & Exchange Commission.

      Additional information. Rurban will be filing a regulation statement on Form S-4 which will include the joint proxy statement prospectus of Rurban and Exchange Bank Shares with the SEC concerning the proposed merger. Investors and shareholders are urged to read the joint proxy statement prospectus carefully when it becomes available because it will contain important information. Investors and shareholders will be able to obtain a free copy of the joint proxy statement prospectus as well as other filings containing information about Rurban and Exchange Bank Shares without charge at the SEC Website www.sec.gov.

      In addition, investors and shareholders may obtain free copies of the documents filed with the SEC by Rurban at Rurban's website www.rurbanfinancial.net or by contacting Rurban's investor relations via the phone at 419-784-2759. Rurban, Exchange Bank Shares, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Exchange Bank Shares in connection with the proposed merger and transaction. Information regarding directors and executive officers of Rurban and Exchange Bank Shares and their respective interest in the proposed merger transaction will be available in the joint proxy statement prospective and other relevant materials to be filed with the SEC when they

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      become available. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

      I will now turn the call over to Ken Joyce, President and CEO. Ken.

Kenneth Joyce: Well, thank you, Valda. Welcome to Rurban Financial Corp's second-quarter Webcast and thank you for joining us this afternoon to discuss second-quarter results.

      This morning we announced a second-quarter loss of 113.7 thousand compared with net income of 709 thousand for the second quarter of last year, a swing over 800,000. Since we have left the confines of our regulatory written agreement we have had three important objectives. Number one is expansion of our banking activities into new higher growth markets to improve overall bank performance. Two, to further improve our asset quality until we achieve median asset quality standards for a bank our size. And, three, leverage our non-bank activities so that they continue their revenue and earnings momentum. We are making progress on all three fronts.

      Our performance this quarter reflects actions taken to implement the expansion strategy we described earlier. We recognize that these initiatives have costs associated with them and the charges we took this quarter, which total approximately 326,000 are related to our acquisition activities and to the study we initiated this quarter to optimize our branch banking offices within our expanding footprint. Jim Adams, our Chief Financial Officer, will give you the financial details of the second quarter, but I'd like to take a few minutes to give you some of the underlying thinking behind the numbers.

      We began this quarter with an announcement of an agreement to acquire Exchange Bank Shares, the holding company for the Exchange Bank. This acquisition will give Rurban access to a growth market, suburban Toledo. Exchange Bank currently has 87 million in assets with branches in three of Toledo's growing suburbs. To facilitate this acquisition, the registration

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      statement is being finalized for filing with the SEC and our regulatory applications have already been submitted. We expect the acquisition to be completed between the end of September, which is our target, or worse case we see the closing to be in the course of October. We are in active discussions with the Exchange Bank and are jointly working on the transition issues to ensure a smooth acquisition. We expect this transaction to be significantly easier than the normal acquisition because Rurban's data processing company, RDSI, also provides data processing to the Exchange Bank. We have taken some of the currently identified expenses for this acquisition this quarter. We see this acquisition as incrementally profitable in 2006, although it will take a few years to reach its full potential.

      In the first quarter of this year we announced an agreement to purchase two branches in the Lima, Ohio, market. The purchase and conversion of these branches was completed as of June 17th, 2005. We re-opened them as branches of the State Bank and Trust on June 20th. We added approximately $59 million in deposits to our balance sheet and we grew our assets a net 44 million after the payoff of some higher cost FHLB borrowings. We also hired a top-notch commercial lender from Lima market - from the Lima market to be our regional president there. David Anderson and his team have hit the ground running, and from the feedback we are getting we are very excited about the potential of this market. We see this acquisition to be accretive by 2006. If all goes well over the next 12 months, and we fully expect that it will, our intention is for this region to become an independent bank in the Lima market by January 1, 2007.

      As part of our expansion initiative we have engaged a market research firm to review our existing branch sites, including the two new markets, to assist in determining our branch optimization plan for the next five years. This study will help us to identify specific sites with good growth potential. As a result of this study we expect to consolidate some branches and lay out our branch expansion and remodeling plans for the next five years. We incurred the majority of expense for this program this past quarter and we expect it to be fundamentally completed in the third quarter.

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      Our current banking business continues to be sound and on a path to improve profitability. We exited the agreement - the written agreement in the first quarter of this year and we are now trying our wings. Our loan balances have been running off, which is quite common under a written agreement where improved asset quality was our primary objective. Since the beginning of this year we have reversed loan run-off and we are growing our loan portfolio. Not by a lot, maybe five percent annualized, but it's a start for us. In particular we are seeing good activity in our small business and agricultural sectors.

      Also on the positive side - and this is the result of the written agreement - we now have virtually world-class policies, procedures, and operations. This will serve us well as a base to leverage the new acquisitions and convert them to these tested systems. However, these systems cost money and we are supporting a large overhead for our size. So we need to expand and focus on higher growth markets to get our revenues higher in proportion to our operating expenses. We have been aggressive in reducing non-essential expenses at State Bank and Trust over the past year. We have now targeted expense reduction and revenue enhancement initiatives to improve net income in excess of one million at State Bank and Trust. These initiatives - these initiatives have included operational savings, staff reductions already taken, branch optimization moves, which we view will be largely completed by the end of 2005. As a result, we should be a long way toward reducing our current unsatisfactory 85 percent efficiency ratio to a more reasonable level. Our goal is 60 to 65 percent at this point.

      Our loan quality continues to improve despite the addition of 350,000 to our allowance for loan loss this quarter. Our classified loans decreased again this quarter by 2.9 million to 20.7 million. The decline from one year ago is in excess of 16 million. The addition to the reserve for this quarter is specifically due to the changing values in the used car market that were driven by the recent employee discount programs by the auto makers. This discount program, while driving up new car sales, has driven down used car prices. Although we no longer do automobile leasing, we have our remnant portfolio of leased cars where we have a residual value risk if the cars are

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      returned. We believe that it's prudent to take a charge to our loan loss provision now to cover this potential future loss.

      Otherwise our allowance for loan losses is adequate. We continue to experience a very low level of net charge-offs and in some quarters our net recoveries. However, there is a risk of additional charges should any of the loans we see as recovering change directions and require additional reserve. We remain positive about our future prospects as we implement the strategies necessary to provide a platform for growth and enhanced profitability in our banking franchise.

      At this time I will turn the Webcast over to Jim Adams, our Chief Financial Officer, to provide you with some details relative to our second-quarter results. Jim.

James Adams: Thank you, Ken and good afternoon.

      As Ken had indicated, this quarter was a very active quarter for Rurban. For the second quarter of 2005 we reported a net loss of $113,000, or roughly two cents per diluted share, compared with net income of 709 thousand during the same period a year ago. The principal reasons for the net loss were the internal costs incurred associated with acquisition and integration of the two Lima, Ohio-based branches, internal costs associated with the pending acquisition of Exchange Bank Shares located in the metropolitan Toledo market, and costs incurred in a branch market optimization study. In total, these costs amounted to $326,000 during the quarter. In addition, we also made a $352,000-provision for loan losses during the quarter to address changing collateral values in the auto lease portfolio, as Ken had mentioned, in response to recent discount programs announced by major auto makers.

      Now for the specifics. First the balance sheet. Keep in mind that the period end June 30, 2005, balances include approximately $59 million of deposits acquired in the Lima market as well as almost 7 million in loans plus a lot of cash. We immediately used almost $16 million of the cash

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      received to pay down higher costing FHLB advances and almost 2 million of maturing higher-cost brokered CDs that had been on the books for a while. At quarter end our excess liquidity stood at 23 million and is being temporarily deployed at positive spreads as loan volume in the Lima market continues to grow.

      As Ken has indicated, we are pleased with the performance of David Anderson and his team and are excited about the potential of this market. We are still convinced that this acquisition will be accretive to earnings within a 12-month period.

      Let's move on to the income statement for the quarter. Net interest income was relatively flat, not only in comparison with the first quarter of this year but also in comparison with the second quarter of '04. We experienced a margin compression during the second quarter as a result of rapidly rising short-term interest rates and the competitive posturing occurring in our local market for managed deposit liabilities. Although we were able to generally maintain our pricing discipline, our margin was nevertheless negatively impacted. Non-interest income, excluding the securities gains, improved very nicely from the second quarter of last year, increasing by almost 10 percent. Driving this increase were a continued strong performance in top-line revenues of over 18 percent at our data processing subsidiary RDSI and over a six-percent increase at Reliance Financial Services, our trust subsidiary. These increases were partially offset by declines in service charges on deposit accounts and loan servicing fees.

      Non-interest expenses increased by $680 thousand, or roughly 10 percent, from second-quarter 2004 levels and totaled 7.2 million for the current quarter. As previously mentioned, included in operating expenses for the quarter were approximately $326 thousand of expenses related to the expansion activity as well as the branch optimization study. Adjusting for these items, expenses would have increased 5.4 percent. Increases in net occupancy expense and equipment expense were driven by the consolidation of facilities at RDSI and equipment upgrades. Additionally, although professional fees in total reflected a modest increase from the second quarter of 2004,

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      they included not only the over $60 thousand in fees associated with the branch market optimization study but also higher legal costs associated with the successful resolution of our loan workout situations as evidenced by the net loan loss recoveries experienced during the quarter and should become more in line with first-quarter 2005 professional fee levels.

      At this time I'll turn the Webcast back to Ken. Ken.

Kenneth Joyce: OK. Well, thank you, Jim. We continue to be pleased with the progress of our non-banking affiliates. Our data processing company RDSI had a successful quarter again growing revenue by over 18.4 percent over the same quarter last year and 13.9 percent year to date. We continue to convert the six new client banks that we signed in the first quarter, and RDSI signed three additional banks for item processing and imaging in the second quarter. These additional conversions and new signs will continue to be RDSI's growth remainder of this year and into 2006.

      As Jim mentioned, our trust and investment services company, Reliance Financial Services, also is doing very well increasing revenues by 6.4 percent this quarter over the same quarter one year ago. This increase was obtained through a difficult market period and the ROE for this company continues to excess of 25 percent.

      From a capital planning perspective, we have signed a commitment to take down $10 million in trust preferreds, the funding to occur sometime in September. The proceeds - the proceeds will be used in part to fund the cash portion of the Exchange Bank Shares acquisition.

      We will now open the lines for questions from our investment community. Valda, if you would please start this process.

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Valda Colbart: Thank you, Ken. It's now time for the question and answer session. If you are using a speakerphone, please pick up the handset before pressing any numbers. If you have a question we would like you to press star one on your push-button telephone. That's star one if you have a question. And if for some reason someone asks a question and you would like to and you need to withdraw that, just press star two. So again if you have a question, please press star one on your push-button telephone and we will take the questions in order that they are received. We'll stand by for just a few moments.

Operator: We'll take our first question from Ross Haberman with the Haberman
      Fund.

Ross Haberman: How are you gentlemen?

Ken: Very good.

Jim: Ross we're doing fine

Ross Haberman: I guess I've got itchy fingers. Could you go - you were - you were good enough to lay out the expenses of 326 thousand as well as the provision, but were there any other less recurring or non-recurring items which you could point to or - or that was really it. And I guess at this point you just have to - you've got to put all those - all those deposit dollars, basically leverage it up to hit that accretive level, which I think you said will be hopefully the first or second quarter of '06. ((inaudible))

Kenneth Joyce: Yes, I'm going to turn this - there's several questions that you've asked there, Ross, and I'm going to give them to Jim here to answer, because there are more than what - we mentioned in terms of reoccurring. But, you know, you start getting to smaller numbers.

Ross Haberman: No, I'm talking about the major numbers.

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Kenneth Joyce: Go ahead, Jim.

James Adams: Yes, the major numbers we went through, Ross, and we identified.
      You know, with the loan workout, the resolution of some of the loan workout issues that we had during the quarter, I alluded to the fact that our legal fees ran a little bit higher than our trend line which has been developing over the last three or four quarters. Now, interestingly enough, along with some of those settlements, the resolution of those comes some settlements also. And there was probably about another, you know - I mean, these were all small when you - when you look at those individually, but when you add them up probably about another 100 thousand in there of unusual kinds of expenses.

Ross Haberman: OK.

James Adams: One-time expenses.

Ross Haberman: OK and just one - one final question. Net-net, could you give us what you think the interest rate position of the - of the balance sheet was as of the end of the quarter with all these acquisitions consolidated?

James Adams: With the Lima acquisition, which was the one that was completed in the second quarter on June 17th, that had the tendency to reduce our liability sensitivity because of some longer term CDs that they had out there. You know, and our short gap, as we measure that over the next 30 to 60 days, we are - we continue to be asset sensitive. And the acquisition made it more asset sensitive. Now, when we complete the acquisition of Exchange Bank Shares, you know, as we pick up their balance sheet and include it in our asset liability model that we're running, we'll have a better idea. But right now we don't have access to all of that detail, Ross.

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Ross Haberman: OK. Thank you.

James Adams: You're welcome.

Kenneth Joyce: OK, thank you.

Operator: And once again if you would like to ask a question, please press star one now.

Valda Colbart: While we're waiting to see if we have any more questions, we would like to remind everyone we'd be happy to e-mail you directly regarding Rurban Financial Corp. corporate events, earnings releases or key presentations. If you'd like to take advantage of this, please visit our Website at www.rurbanfinancial.net and click on Investor Relations and then e-mail alert service to sign up.

Operator: And we do have another question from Ross Haberman.

Ross Haberman: Well, I guess if no one else is going to indulge, I might as well. Just - are you guys out of the acquisition business at least for the moment or are you still actively looking for diamonds in the rough?

Kenneth Joyce: Well, I will - Ross, this is Ken - I'll answer that one. We intend to use 2006 to absorb these two basic acquisitions and then position the Lima acquisition to be its own independent bank in that community. Now, that does not exclude our desire and efforts to do an acquisition on the data processing side. Those are - those are using different resources. It's a whole different team that would be involved with that. And we are - we are very actively looking for opportunities on that side. And we certainly have the capital to do it and the staff, and resources to get that accomplished. So we expect acquisitions to settle down and let those settle down in 2006 from a banking side, probably begin to do a little more discovery towards the end of 2006 and see what's

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      - what's available at that point on the banking side, and look on the - in the shorter term for acquisitions on the data processing side.

Ross Haberman: Could you break out for us, if you may, the income from data processing for the - for the quarter and what your expectations for the year are for that business?

Kenneth Joyce: We don't report on the quarter for the data processing companies.

Ross Haberman: I know you showed - I guess you showed the income - I guess it's part of your non-interest income was about 2.8.

James Adams: That's correct. We showed the top-line revenues associated with those, both not - or not only the RDSI, our data processing subsidiary, but also Reliance Financial Services. The returns on equity on both of those organizations have been running well in excess of 25 percent, Ross, so you can kind of back into the number.

Kenneth Joyce: We, last year we - on our line of business, our second reporting, we report - report that. And I don't have the number in front of me, but I think RDSI was about 1.85 million.

Ross Haberman: For a - that's a pre-tax number for the whole year?

Kenneth Joyce: No, that's after tax.

Ross Haberman: 1.85 for the year. And from what you see today, are you - are you hoping to best that number?

Kenneth Joyce: We have been able to beat that number for a good number of years at RDSI. I don't see a change in that. The only change that we've had this year is we went through some expenses in

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      consolidating its operational base. We had three locations, for instance, in the - in area - in the Defiance area, brought them all under one roof, took some expenses there this quarter. We took about $57 thousand of moving expenses just to get that all under roof. But other than that we expect to see - we don't see any reason that that trend won't continue at RDSI. Very comfortable with that.

Ross Haberman: And just one final question. The asking prices in terms of perhaps finding an acquisition in that - in that arena, are they as high a you've historically said they were or have expectations sort of moderated and perhaps they are a little more reasonable today than they were a year or two ago?

Kenneth Joyce: No, we don't see much moderation. We're still looking at a number of valuation methods there. But somewhere in terms of multiple of revenue of 1.5 to a little bit over two of revenue. And then some other valuations perhaps six or seven times after tax plus net of - net of assets over liabilities. But that just gives you a range. They have not changed significantly.

Ross Haberman: OK. Thanks. Again, the best of luck, guys.

James Adams: Ross

Kenneth Joyce: Ross, call back in a minute if you want.

Ross Haberman: OK.

Kenneth Joyce: Take care.

Operator: And as a final reminder that is star one to ask a question.

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Kenneth Joyce: All right. Seeing no more questions at this point, I'm going to close this quarter's Webcast. Thank you very much. We appreciate you joining us, and have a good afternoon.

Operator: Again, that does conclude today's teleconference. Thank you for your participation and you may now disconnect.

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